Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated September 6, 2018

Relating to Preliminary Prospectus Supplement dated September 6, 2018

Registration Statement No. 333-213066

QVC, INC.

$225,000,000 6.375% SENIOR SECURED NOTES DUE 2067

FINAL TERM SHEET

September 6, 2018

Issuer:	QVC, Inc.

Guarantors:	Affiliate Investment, Inc.
Affiliate Relations Holdings, Inc.
AMI 2, Inc.
ER Marks, Inc.
QVC Rocky Mount, Inc.
QVC San Antonio, LLC
QVC Global Holdings I, Inc.
QVC Global Holdings II, Inc.

Securities:	6.375% Senior Secured Notes due 2067 (the “Notes”)

Type:	SEC Registered

Size:	$225,000,000

Over-Allotment Option:

The Issuer has granted the underwriters an option to purchase up to an additional $33,750,000 aggregate principal amount of Notes, at the price to public less the underwriting discount, within 30 days from the date of the prospectus supplement solely to cover over-allotments.

Maturity:	September 13, 2067

Coupon (Interest Rate):	6.375%, paid quarterly in arrears

Interest Payment Dates:	March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2018. Interest on the Notes will accrue from September 13, 2018.

Redemption Provision:

On and after September 13, 2023, the Notes will be redeemable at the Issuer’s election, in whole or in part, at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

Prior to September 13, 2023, the Notes will be redeemable at the Issuer’s election, in whole or in part at any time upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of: (i) 100% of the aggregate principal amount of the Notes to be redeemed, or (ii) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, plus, in either of (i) or (ii) above, accrued and unpaid interest to the date of redemption on the Notes to be redeemed.

Listing:	Expected NYSE “QVCD”

Price to Public:	100.000%

Trade Date:	September 6, 2018

Settlement Date*:	September 13, 2018

Expected Ratings
(Moody’s/S&P/Fitch)**:	Ba2 / BBB- / BBB- (Stable / Stable / Stable)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Joint Lead Managers:	Barclays Capital Inc.
J.P. Morgan Securities LLC

CUSIP/ISIN:	747262 301 / US7472623013

*Note: Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next succeeding two business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Terms used but not defined herein shall have the meanings set forth in the issuer’s preliminary prospectus supplement dated September 6, 2018.

Other information (including financial information) presented in the preliminary prospectus supplement is deemed to have changed to the extent effected by the information contained herein.

The issuer has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Merrill Lynch, Pierce, Fenner & Smith Incorporated can arrange to send you the prospectus if you request it by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com.